U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     Creo Inc.
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   (Last)                           (First)             (Middle)

     3700 Gilmore Way
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                                    (Street)

     Burnaby,                   British Columbia        V5G 4M1
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


      Printcafe Software, Inc.  PCAF
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


     January 2003
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5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [x]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock, par value
$0.0001 per share                     1/21/03       P                2,610,112   A      $1.30    5,814,195      I(1)    By Creo SRL
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
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:

(1) These shares will be held by Creo SRL, a wholly-owned subsidiary of Creo Inc. Creo Inc. disclaims beneficial ownership of these shares, except to the extent of its pecuniary interest in such shares. Amos Michelson, the CEO and a director of Creo Inc. and Judi Hess, the President, Graphic Arts of Creo Inc. are each directors of the Issuer, but both disclaim beneficial ownership of the shares held or controlled by Creo SRL.


  /s/ Amos Michelson                                       January 23, 2003
---------------------------------------------            -----------------------
Name:  Amos Michelson
Title: CEO


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                               Joint Filer Information

Name:                       Creo SRL


Address:                    2nd Street
                            Holetown
                            St. James, Barbados


Designated Filer:           Creo Inc.


Issuer and Ticker Symbol:   Printcafe Software, Inc.
                            Symbol:  PCAF


Statement for Month/Year:   January 2003


Signature:                  CREO SRL


                            By: /s/ Tran Chung
                               ------------------------------------
                               Name:  Tran Chung
                               Title: Manager of Creo SRL


Name:                       Amos Michelson


Address:                    c/o Creo Inc.
                            3700 Gilmore Way
                            Burnaby, British Columbia V5G 4M1


Designated Filer:           Creo Inc.


Issuer and Ticker Symbol:   Printcafe Software, Inc.
                            Symbol:  PCAF


Statement for Month/Year:   January 2003


Signature:                  /s/ Amos Michelson
                            --------------------------------------
                            Name:   Amos Michelson
                            Title:  CEO

Name:                       Judi Hess


Address:                    c/o Creo Inc.
                            3700 Gilmore Way
                            Burnaby, British Columbia V5G 4M1


Designated Filer:           Creo Inc.


Issuer and Ticker Symbol:   Printcafe Software, Inc.
                            Symbol:  PCAF


Statement for Month/Year:   January 2003


Signature:                  /s/ Judi Hess
                            ----------------------------------------
                            Name:   Judi Hess
                            Title:  President, Graphic Arts
                                    Creo Inc.